Exhibit 10(c)

                            1994 AMENDED AND RESTATED
                          LINCOLN NATIONAL CORPORATION
                          EXECUTIVE VALUE SHARING PLAN


                                    SECTION 1

                                     General

     1.1 History, Effective Date and Purpose. The LINCOLN NATIONAL CORPORATION EXECUTIVE VALUE SHARING PLAN was established by the Lincoln National Corporation, an Indiana corporation (the "Corporation"), effective January 1, 1992. The purpose of this 1994 AMENDED AND RESTATED LINCOLN NATIONAL CORPORATION EXECUTIVE VALUE SHARING PLAN (the "Plan") is to make certain amendments to the Plan, to allow Corporation shareholders to approve the Plan at the annual shareholders' meeting of May 12, 1994, and to authorize shares of the Corporation's Common Stock to be awarded under the Plan. The objective of the Plan is to create rewards to participants for superior performance which reflects corporate, business unit and individual contributions to the corporation. The Plan is also intended to aid in the retention of key executives by providing for the payment of awards in shares of the Corporation's restricted stock or restricted phantom stock.

     1.2 Plan Administration. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Corporation. In addition to those rights, duties, and powers vested in the Committee by other provisions of the Plan, the Committee shall have sole authority to:

     (a)  interpret the provisions of the Plan;

     (b) adopt, amend and rescind rules and regulations for the administration of the Plan; and

     (c) make all other determinations deemed by it to be necessary or advisable for the administration of the Plan;

provided that the Committee shall exercise its authority in accordance with the provisions of the Plan. The Committee may not exercise its authority at any time that it has fewer than three members. The Committee shall exercise its authority only by a majority vote of its members at a meeting or by a writing without meeting. Prior to the first meeting of shareholders at which members of the Board are to be elected that occurs after July 1, 1994, the Committee shall be composed of members of the Board who qualify as "disinterested persons" within the meaning of Rule 16B-3(c)(2)(i) as

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promulgated  under  the  Securities  Exchange  Act of  1934  (the  "1934  Act").
Following the date of such a meeting, however, the Committee shall be composed solely of members of the Board who also qualify as "outside directors" within the meaning of section 163(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code").

For purposes of the Performance Cycle beginning January 1, 1994, any action taken by the Committee before April 1, 1994 shall be deemed for purposes of this Plan to have been taken on December 31, 1993.

     1.3 Applicable Laws. The Plan shall be construed and administered in accordance with the laws of the State of Indiana to the extent that such laws are not preempted by the laws of the United States of America.

     1.4 Gender and Number. Where the context permits, words in any gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.

     1.5 Performance Period. The term "Performance Cycle" shall mean a calendar-year period.

     1.6 Performance Cycle. The term "Performance Cycle" generally means the three-year period ending each December 31. Each three-year Performance Cycle shall be composed of three Performance Periods. The Committee shall have the discretion, however, to create Performance Cycles that are composed of one or two Performance Periods and applicable to all or a portion of the participation in the Plan of individuals designated by the Committee before the commencement of such Performance Cycles.

     1.7 Corporation. For purposes of Section 3 of the Plan, the Committee may interpret the term "Corporation" to mean a Subsidiary or division of the Corporation, and the Committee may establish separate


     1.6. Amendment and Termination of Plan. The Board of Directors of LNC may amend or terminate the Plan at any time. Amendment or termination of the Plan shall not affect the validity or terms of any award previously made to a Participant in any way which is adverse to the Participant without the consent of the Participant.

                                    SECTION 2

                               PLAN PARTICIPATION

     2.1. Participation Designations.  The Committee may, at any time,

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designate any key executive, managerial, supervisory or professional employee of
LNC or of a Subsidiary (as defined below) or any person holding either an agent`s or broker`s contract with a Subsidiary to be a Participant. The Chief Executive Officer will always be Participant. Each Participant shall be notified of his designation. For purposes of the Plan, the term "Subsidiary" means any corporation at any date that LNC owns directly, or indirectly through an unbroken chain of subsidiary corporations, stock possessing a majority of the total combined voting power of all classes of stock of that corporation.

     2.2. Participation Not Contract of Employment. The Plan does not constitute a contract of employment. Participation in the Plan does not give any employee the right to be retained in the employ of LNC or a Subsidiary and does not limit in any way the right of LNC or a Subsidiary to change the duties or responsibilities of any employee.

     2.3. Withholding Taxes on Plan Benefits. LNC and the Subsidiaries shall have the right to deduct from any cash payment made pursuant to the Plan the amount of any tax required by law to be withheld from that payment.



                                    SECTION 3

                                  Plan Benefits

     3.1. Performance Pools. Performance Pools shall be established by the Committee for each Performance Cycle. Each Performance Pool shall have a Performance Goal that measures LNC's relative performance against a peer group of companies selected by the Committee for a Performance Cyle. Each Performance Pool is designed to enhance cooperation between major business units of LNC and overall productivity and efficiency of Participants for the benefit of LNC and its shareholders.

     3.2. Performance Goals. A Performance Goal shall be established in advance of each Performance Cycle. Each Performance Goal shall measure the value achieved for shareholders of LNC as compared to its peer group of companies. The peer group of companies may be different for each Performance Cycle and Pool.

     3.3. Benefit Levels. For each Performance Goal a hurdle rate will be established by the Committee. The amount allocated to a Performance Pool for achieving the hurdle rate is zero. For each Performance Cycle, the Committee will establish the total amount to be allocated to each Performance Pool. In no event will the total amount allocated to all

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Performance  Pools for any Performance  Cycle exceed 15% of the increase in book value of LNC Common Stock for a Performance Cycle.

                                    SECTION 4

                               Payment of Benefits

     4.1. Determination of Amount of Award. The determination of award shall be at the end of each Performance Cycle. Awards shall be distributed to all Participants as soon as possible after the end of the Performance Cycle (the "Payment Date").

     4.2. Payment of Award. The Committee may convert the cash value of each Participant`s award to the equivalent number of Restricted Stock of LNC as a Restricted Stock Award, under the terms of Section 6 of the Lincoln National Corporation 1986 Stock Option Incentive Plan or its successor. The conversion of the award to Restricted Stock shall be based on the Fair Market Value of LNC's Common Stock as of the close of the business day immediately preceding January 1, February 1, and March 1 of next succeding Performance Cycle. These Fair Market Values shall be averaged to determine the price of a share of LNC's Common Stock for that prior Performance Cycle (the "19XX Stock Price") "Fair Market Value" means the average of the highest and lowest prices of a share of stock, as quoted on the composite transactions table covering transactions on the New York Stock Exchange, on the first date that the stock was traded on that Exchange which next precedes the date as of which the determination is being made. Any amount which is not converted to a Restricted Stock Award shall be paid to the Participant in cash.

     4.3. Exclusion. No Participant whose personal performance is judged to be less than "competent" by the Committee, who voluntarily terminates employment (other than on account of death, disability, retirement, or a resignation by mutual agreement) or who is discharged for gross misconduct shall be paid or due an award.

     4.4 Termination of Employment. If a Participant leaves the employ of LNC and all of its affiliates during a Performance Cycle the guidelines below shall be followed:

          (a) Retirement. If the Participant retires during a Performance Cycle, the Participant will be awarded a Performance Award on the Payment Date multiplied by the percentage of that Performance Cycle during which he was an employee and a Participant.

          (b)  Disability.  If the Participant`s employment terminates

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during a  Performance  Cycle  because he is disabled  (as defined in the Lincoln
National Corporation Employees` Retirement Plan), any award on account of participation during a noncompleted Performance Cycle is in the discretion of the Committee.

          (c) Death. In the event of death of a Participant, any award on account of participation during a noncompleted Performance Cycle is in the discretion of the Committee. Payments under the Plan in the event of a Participant's death shall be made in accordance with a writing filed with the Committee, or if no writing is filed, to the Participant's estate for disposition under the terms of the Participant's will or by the laws of descent and distribution.

          (d) Termination After a Change in Control. In the event of a change of control of LNC, as defined for purposes of the Lincoln National Corporation Executives` Severance Benefit Plan (as in effect immediately prior to such change of control), any Participant who terminates employment with LNC and all of its subsidiaries within the Performance Cycle in which the change of control occurs shall be deemed to have retired in that year under paragraph (a) above and paragraph (e) below shall not apply.

          (e) Other Termination. If a Participant`s employment with LNC and all of its subsidiaries terminates other than for reasons described in (a), (b), (c) and (d) above, no award shall be payable with respect to a noncompleted Performance Cycle.

     4.5. Effect on Other Employee Benefits. Benefits under the Plan will have no effect on the level of employee benefits or other forms of noncash compensation that are salary based.



                                    SECTION 5

                       Employee`s Rights or Title to Funds

     5.1. The Plan is deemed to be an unfunded plan and no Employer has any obligation to set aside, earmark, or entrust any fund, policy, or money with which to pay any obligations under the Plan.

     5.2. The amount of any benefit payable under the Plan with respect to any Participant shall be paid from the general revenues of LNC.

     5.3. Any Participant or beneficiary shall be and remain a general creditor of LNC with respect to any promises to pay under the Plan in the

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same manner as any other creditor who has a general claim for an unpaid liability.